Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1990 Unisys Long-Term Incentive Plan and the Unisys Long-Term Incentive Plan of our reports dated January 15, 1998 (except for the fourth paragraph of Note 9 as to which the date is February 5, 1998), with respect to the consolidated financial statements of Unisys Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 5, 1998